UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2014

GENERAL EMPLOYMENT ENTERPRISES, INC
(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

184 Shuman Blvd., Ste. 420, Naperville, Illinois	60563
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 9, 2014, General Employment Enterprises, Inc. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Agreement”) with Pivot Companies, LLC , et al (“Pivot”), d/b/a Pivot Employment Platforms, a company built to support entrepreneurs with their non-core functions. Pursuant to the terms of the Agreement the Company will acquire 100% of the membership interests of Pivot, for a total purchase price, based on the current market price of the Company’s common stock, of approximately $2.5 million. Upon the closing of the transaction, the Company will issue three million shares of its common stock and three million warrants to purchase Company common stock at an exercise price of $0.20 per share to the members of Pivot, and will make a $125,000 cash payment. On the six month anniversary of closing the Company will make a second $125,000 cash payment to the members of Pivot. Additional earn out payments of cash and common stock will be made on the one and two year anniversaries of closing if Pivot achieves certain financial thresholds. The closing of the transactions set forth in the Agreement are subject to customary conditions to closing, including, but not limited to, obtaining approval from NYSE MKT for the additional listing of the Company’s common stock to be issued in the transactions, obtaining shareholder approval as required under applicable NYSE MKT rules, and entering into employment agreements with certain key employees of Pivot.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release issued by General Employment Enterprises, Inc. dated September 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Registrant)

Date: September 15, 2014	By: /s/ Francis J. Elenio
Francis J. Elenio
Chief Financial Officer